For the annual period ended December 31, 2007.
File number 811-05597
Dryden Short-Term Bond Fund, Inc.

ITEM 77D2
Policies with Respect to Security Investment


Dryden Short-Term Bond Fund, Inc.
Dryden Short-Term Corporate Bond Fund

Supplement dated August 31, 2007
to the Prospectus and Statement of Additional Information (SAI) dated March 30, 2007

_______________________________________________________________________

The Board of Directors of Dryden Short-Term Bond Fund, Inc. has approved changes to certain of the investment policies of the Dryden Short-Term Corporate Bond Fund (the Fund). These changes are described below.

Derivatives

The Fund currently may invest in derivatives up to 20% of the Fund's investable assets, with certain types of swaps limited to 15% of the Fund's investable assets, and all swaps limited to 20% of the Fund's investable assets. This policy will change to permit the Fund to invest in all types of derivatives (including swaps) up to 25% of the Fund's net assets.

To reflect this change, the section of the Prospectus entitled "How the Fund Invests-Other Investments and Strategies" is amended by deleting the discussion appearing on page 15 disclosing a 20% limit on swap transactions.

To further reflect this change the "Derivatives" table appearing in the section of the Prospectus entitled "How the Fund Invests-
Investment Risks" is revised by changing the amount of Fund assets that may be invested in derivatives (including swaps) to 25% of net Fund assets.

Short Sales

The Fund may currently enter into short sales of securities. The Board has adopted a limit with respect to short sales of 25% of the Fund's net assets.

To reflect this change, the following table discussing the risks and potential rewards of engaging in short sales is added to the section of the Prospectus entitled "How the Fund Invests-Investment Risks:"


Short Sales (up to 25% of net assets)
Risks
Potential Rewards


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  May magnify underlying investment
losses
  Share price volatility can magnify
losses because underlying
security must be replaced at a
specific time.
  Investment costs may exceed
potential underlying investment
gains
  Short sales pose the risk of
potentially unlimited loss
  Short sales "against the box" give up
the opportunity for capital
appreciation in the security. Short
sales "against the box" are not
subject to the 25% of net assets
limitation
  May magnify underlying
investment gains


Part I of the SAI, in the section entitled "Fund Classification, Investment Objectives and Policies" currently provides that the value of securities of any one issuer in which the Short Term Corporate Bond Fund is short may not exceed the lesser of 2% of the value of the fund's net assets or 2% of the securities of any class of any issuer. Consistent with the Board's adoption of the overall limit on short sales of 25% of the Fund's net assets, these restrictions are removed.


Borrowing and Leverage

The Fund may borrow through forward rolls, dollar rolls or reverse repurchase agreements in the future, as circumstances warrant.

To reflect this change, the section of the Prospectus entitled "How the Fund Invests-Other Investments and Strategies" is revised by adding the following new discussion:

Reverse Repurchase Agreements .The Fund may use reverse repurchase agreements, where the Fund sells a security with an obligation to repurchase it at an agreed-upon price and time. Reverse repurchase agreements that involve borrowing to take advantage of investment opportunities, a practice known as leverage , could magnify losses. If the Fund borrows money to purchase securities and those securities decline in value, then the value of the Fund's shares will decline faster than if the Fund were not leveraged. In addition, interest costs and investment fees relating to leverage may exceed potential investment gains.

Dollar Rolls . The Fund may enter into dollar rolls in which the Fund sells securities to be delivered in the current month and repurchases substantially similar (same type and coupon) securities to be delivered on a specified future date by the same party. The Fund is paid the difference between the current sales price and the forward price for the future purchase as well as the interest earned on the cash proceeds of the initial sale.

To further reflect this change, Part II of the SAI is revised by deleting the last sentence of the section entitled "Borrowing and Leverage" and substituting the following new sentence:

Certain funds may borrow through forward rolls, dollar rolls or reverse repurchase agreements.

Swap Agreements

The SAI currently provides in Part I, in the section entitled "Fund Classification, Investment Objectives and Policies" that the Fund 's net obligations in respect of all swap agreements is limited to 15% of net assets. As discussed above under "Derivatives," the Fund has adopted a uniform investment limitation of 25% of net Fund assets with respect to all derivatives, including swap agreements. To reflect this change, the discussion pertaining to swap agreements in Part I of the SAI, in the section entitled "Fund Classification, Investment Objectives and Policies" is hereby deleted.


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To further reflect this change, the section of Part II of the SAI entitled "Investment Risks and Considerations-Swap
Agreements" is revised by deleting the last sentence of the section entitled "Swap Agreements" and substituting the following new sentence:

Unless otherwise noted, a Fund's net obligations in respect of all swap agreements (i.e., the aggregate net amount owned by the Fund) is limited to 15% of net Fund assets.








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